Exhibit 99.2

For more information:
Andre Fernandez, President and CFO
(414) 224-2884

Angela Lois, Director of Investor Relations
(414) 224-2633

Journal Communications, Inc. Closes On Purchase of NewsChannel 5, WTVF TV,
Nashville, Tennessee From Landmark Media

MILWAUKEE (Dec. 6, 2012) – Journal Communications, Inc. (NYSE:JRN) announced today that its Journal Broadcast Group, Inc. subsidiary has closed on the purchase of Nashville’s WTVF NewsChannel 5 Network, LLC, a CBS-affiliate television station with an ancillary news and digital channel as well as a market leading internet property, from Landmark Media Enterprises, LLC ("Landmark") for $215 million in cash plus a working capital adjustment.

“The acquisition of NewsChannel 5 provides Journal with the addition of an excellent television asset and a distinguished group of broadcast professionals,” said Steven J. Smith, Chairman and CEO of Journal Communications. “We are very pleased to welcome the NewsChannel 5 team to Journal and look forward to their continued exceptional work serving the Nashville market.”

NewsChannel 5 Network consists of NewsChannel 5 (WTVF), NewsChannel 5+, a This TV affiliate (D3) and NewsChannel5.com, a market leading local digital news site. NewsChannel 5+ broadcasts on the D2 frequency offering the only original, local content produced exclusively for the digital channel.  WTVF is the ratings leader in the Nashville market, as well as one of the top CBS affiliates in the nation based on CBS ratings in metered markets.

Forward-looking Statements
This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in television and radio broadcasting, publishing and interactive media.  We own and operate 15 television stations and 34 radio stations in 12 states.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin.  Our interactive media assets build on our strong publishing and broadcasting brands.

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Source: Journal Communications, Inc.